                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13D-102)
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

           INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES
  13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                              (AMENDMENT NO. ____)*

                               CASTLE BRANDS INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    148435100
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   12/31/2007
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[_]   Rule 13d-1(b)

[_]   Rule 13d-1(c)

[X]   Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

----------------                                           ---------------------
CUSIP No.                        SCHEDULE 13G                 PAGE 2 OF 7 PAGES
----------------                                           ---------------------

----------------------------------------------------------------------------------------------------------------------

  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       PHILLIP FROST

----------------------------------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [_]
                                                                                                    (b) [_]

----------------------------------------------------------------------------------------------------------------------
  3    SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                USA

----------------------------------------------------------------------------------------------------------------------
                                     5   SOLE VOTING POWER                             648,526*
           NUMBER OF
                                     ---------------------------------------------------------------------------------
             SHARES                  6   SHARED VOTING POWER                           237,400**
          BENEFICIALLY
                                     ---------------------------------------------------------------------------------
            OWNED BY                                                                   648,526*
              EACH                   7   SOLE DISPOSITIVE POWER
                                     ---------------------------------------------------------------------------------
           REPORTING                 8   SHARED DISPOSITIVE POWER                      237,400**
          PERSON WITH

----------------------------------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       885,926***

----------------------------------------------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*
                                                                                                     [_]

----------------------------------------------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                5.59%

----------------------------------------------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                INDIVIDUAL

----------------------------------------------------------------------------------------------------------------------

*    Includes vested warrants and options to purchase 48,750 shares of common stock.

**   Includes vested warrants to purchase 162,000 shares of common stock

***  Includes vested warrants and options to purchase 210,750 shares of common stock.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------                                           ---------------------
CUSIP No.                        SCHEDULE 13G                 PAGE 3 OF 7 PAGES
----------------                                           ---------------------

----------------------------------------------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       FROST GAMMA INVESTMENTS TRUST

----------------------------------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [_]
                                                                                                    (b) [_]

----------------------------------------------------------------------------------------------------------------------
  3    SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                FLORIDA

----------------------------------------------------------------------------------------------------------------------
                                     5   SOLE VOTING POWER
           NUMBER OF
                                     ---------------------------------------------------------------------------------
             SHARES                  6   SHARED VOTING POWER                           75,400
          BENEFICIALLY
                                     ---------------------------------------------------------------------------------
            OWNED BY
              EACH                   7   SOLE DISPOSITIVE POWER
                                     ---------------------------------------------------------------------------------
           REPORTING                 8   SHARED DISPOSITIVE POWER                      75,400
          PERSON WITH

----------------------------------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       75,400

----------------------------------------------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*

                                                                                                     [_]
----------------------------------------------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                0.48%

----------------------------------------------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                OO

----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------                                           ---------------------
CUSIP No.                        SCHEDULE 13G                 PAGE 4 OF 7 PAGES
----------------                                           ---------------------

----------------------------------------------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       FROST NEVADA INVESTMENTS TRUST

----------------------------------------------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [_]
                                                                                                    (b) [_]

----------------------------------------------------------------------------------------------------------------------
  3    SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                FLORIDA

----------------------------------------------------------------------------------------------------------------------
                                     5   SOLE VOTING POWER
           NUMBER OF
                                     ---------------------------------------------------------------------------------
             SHARES                  6   SHARED VOTING POWER                           162,000**
          BENEFICIALLY
                                     ---------------------------------------------------------------------------------
            OWNED BY
              EACH                   7   SOLE DISPOSITIVE POWER
                                     ---------------------------------------------------------------------------------
           REPORTING                 8   SHARED DISPOSITIVE POWER                      162,000**
          PERSON WITH

----------------------------------------------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       162,000**

----------------------------------------------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*

                                                                                                     [_]
----------------------------------------------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                1.02%

----------------------------------------------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                OO

----------------------------------------------------------------------------------------------------------------------

** Includes vested warrants to purchase 162,000 shares of common stock

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------                                           ---------------------
CUSIP No.                        SCHEDULE 13G                 PAGE 5 OF 7 PAGES
----------------                                           ---------------------

ITEM 1(A).   NAME OF ISSUER.

             Castle Brands Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

             570 Lexington Avenue
             29th Floor
             New York, NY 10022

ITEM 2(A).   NAME OF PERSON FILING.

             Phillip Frost

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

             4400 Biscayne Blvd.
             Miami, Florida 33137

ITEM 2(C).   CITIZENSHIP.

             UNITED STATES

ITEM 2(D).   TITLE OF CLASS OF SECURITIES.

             Common Stock

ITEM 2(E).   CUSIP NUMBER.

             148435100

ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULES  13D-1(B), OR
             13D-2(B) OR (C), IDENTIFY THE STATUS OF THE PERSON FILING.

ITEM 4.      OWNERSHIP.

             (A) AMOUNT BENEFICIALLY OWNED: 885,926

             (B) PERCENT OF CLASS: 5.59%

             (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (I)   SOLE POWER TO VOTE OR DIRECT THE VOTE: 648,526

                (II)  SHARED POWER TO VOTE OR DIRECT THE VOTE: 237,400

                (III) SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION
                      OF: 648,526

----------------                                           ---------------------
CUSIP No.                        SCHEDULE 13G                 PAGE 6 OF 7 PAGES
----------------                                           ---------------------

                (IV)  SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION
                      OF: 237,400

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [_]

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not Applicable

ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
             THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR
             CONTROL PERSON.

             Not Applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not Applicable

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not Applicable

ITEM 10.     CERTIFICATION.

----------------                                           ---------------------
CUSIP No.                        SCHEDULE 13G                 PAGE 7 OF 7 PAGES
----------------                                           ---------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2008                       /s/ Philip Frost, MD
                                        ----------------------------------------